Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of Sovereign Bancorp, Inc. (Form S-8 No. 333-00000) pertaining to the 1987 Stock Option Plan, 1997 Stock Incentive Plan and 2002 Stock Incentive Plan of First Essex Bancorp, Inc. of our report dated January 21, 2003 (except for Note 30, as to which the date is March 10, 2003), with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 11, 2004